FOR IMMEDIATE RELEASE

Vocus Announces $30 Million Stock Repurchase Program

Lanham, MD, November 25, 2008 – Vocus, Inc. (NASDAQ: VOCS), a leading provider of on-demand software for public relations management, today announced that its Board of Directors has authorized a stock repurchase program under which up to $30 million of Vocus’ common stock may be repurchased. The shares may be purchased from time to time in the open market, in block transactions or otherwise, in accordance with applicable Securities and Exchange Commission rules. Vocus expects to fund the repurchases with its cash, cash equivalents and short-term investments, which as of September 30, 2008 were approximately $90 million.

Vocus currently has approximately 19 million shares of common stock outstanding.

“Today’s announcement is a clear demonstration of our confidence in the long-term value of Vocus and our commitment to enhancing shareholder value,” said Rick Rudman, chief executive officer at Vocus, Inc. “The stock repurchase authorization indicates our Board of Directors’ continued confidence in Vocus’ market opportunity and long-term strategy.”

About Vocus, Inc.
Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software.  Vocus is used by over 3,100 organizations worldwide and is available in five languages.  Vocus is based in Lanham, MD with offices in North America, Europe, and Asia.  For more information please visit www.vocus.com or call 800.345.5572.

This release contains “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.

Press Contact:
Robin Lane
Vocus, Inc.
301-683-6022
rlane@vocus.com